UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 7, 2014

HAEMONETICS CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	1-14041	04-2882273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Wood Road, Braintree MA	02184
(Address of principal executive offices)	(Zip Code)
 Registrant’s telephone number, including area code  781-848-7100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into A Material Definitive Agreement.
On June 30, 2014, we modified our existing credit facilities by entering into a new credit agreement (“Credit Agreement”) with the banks listed below (together, “Lenders”). The Credit Agreement effectively amends our existing credit facility by extending the maturity date by almost two years, pushing out the principal repayments of the term loan, and modifying certain restrictive covenants to allow greater operational flexibility and enhanced near term liquidity. The following description is only a summary and is qualified in its entirety by the terms of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
The Credit Agreement provides for a term loan (the “Term Loan”) of approximately $380 million and a $100 million revolving loan (the “Revolving Credit Facility”, and together with the Term Loan, the “Credit Facilities”). As of June 30, 2014, the total borrowing under the Credit Facilities remains the same at approximately $430 million, with $50 million now under the Revolving Credit Facility rather than the Term Loan.
Because our revolving loans may be borrowed, repaid and re-borrowed to fund our working capital needs and for other general corporate purposes, we converted a portion of the Term Loan to a Revolving Credit Facility to provide additional financial flexibility to repay and re-borrow over the term of the Credit Agreement. While the Term Loan or portions thereof may be prepaid at any time or from time to time without penalty, the repaid amount may not be re-borrowed.
The Credit Facilities bear interest at variable rates determined by LIBOR plus a spread in the range of 1.125% to 1.500% depending on the achievement of certain leverage ratios. The initial spread for the Credit Facilities is 1.375% over LIBOR.
The Credit Facilities have a term of five years and mature on July 1, 2019. The principal amount of the Term Loan is repayable quarterly over five years and amortizes as follows:
0% during the first year
7.5% during the second year
12.5% during the third year
17.5% during the fourth year and
62.5% during the fifth year.

Similar to our prior credit facility, we are required to maintain a Consolidated Total Leverage Ratio not to exceed 3.0:1.0 and a Consolidated Interest Coverage Ratio not to be less than 4.0:1.0 during periods when the Credit Facilities are outstanding. In addition, we are required to satisfy these covenants, on a pro forma basis, in connection with any new borrowings (including any letter of credit issuances) on the Revolving Credit Facility as of the time of such borrowings. The Consolidated Interest Coverage Ratio is calculated as the Consolidated EBITDA divided by Consolidated Interest Expense while the Consolidated Total Leverage Ratio is calculated as Consolidated Total Debt divided by Consolidated EBITDA. Each of the capitalized terms is defined in the Credit Agreement.
The Credit Facilities also contain usual and customary non-financial affirmative and negative covenants which include with respect to subsequent indebtedness, liens, loans and investments (including acquisitions), financial reporting obligations, mergers, consolidations, dissolutions or liquidation, asset sales, affiliate transactions, change of our business, capital expenditures, share repurchase and other restricted payments. These covenants are subject to important exceptions and qualifications as set forth in the Credit Agreement.
Any failure to comply with the financial and operating covenants of the Credit Facilities would prevent us from being able to borrow additional funds and would constitute a default, which could result in among other things, the amounts outstanding, including all accrued interest and unpaid fees, becoming immediately due and payable. In addition the Credit Facilities include customary events of default, in certain cases subject to customary cure periods.
Pursuant to the Credit Agreement, we are required to pay to our Lenders, on the last day of each calendar quarter, a commitment fee on the unused portion of the Revolving Credit Facility. The commitment fee is subject to a pricing grid based on our Consolidated Total Leverage Ratio. The undrawn commitment fee ranges from 0.175% to 0.300%. The initial commitment fee on the undrawn portion of the Revolving Credit Facility is 0.250%
Any time during the five year term, we may elect to increase the size of the Credit Facilities by an amount up to $100 million. This may be done in a combination of increased Term Loan and Revolving Credit Facility. These elections are subject to the approval of the Administrative Agent and the identification of additional Lenders or current Lenders willing to increase their loan amounts.
The banks party to the Credit Facilities are JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities LLC and Citibank, N.A. as Joint Lead Arrangers and Joint Bookrunners, Citibank, N.A. as Syndication Agent, Bank of America, N.A., Citizens Bank, N.A., HSBC Bank USA, N.A., Wells Fargo Bank, N.A., U.S. Bank, N.A., Union Bank, N.A., TD Bank, N.A., and Sumitomo Mitsui Banking Corporation as Co-Documentation Agents.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Please refer to the discussion under Item 1.01 above, which is incorporated under this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAEMONETICS CORPORATION
(Registrant)

Date: July 7, 2014	By:	/s/ Christopher Lindop
Christopher Lindop, Chief Financial Officer and
Executive Vice President, Business Development